Exhibit 99.1

HeartCore Announces Definitive Agreement to Acquire 51% of Leading Digital IT Solutions Provider Sigmaways

Summary of Proposed Acquisition and Strategic Rationale

●	Sigmaways generated approximately $8.7 million (unaudited) revenue for the year ended December 31, 2021
●	Acquisition would expand the operational footprint in the U.S., expected to add significant revenue to HeartCore’s top line
●	Anticipated to provide complementary cross-sell and upsell opportunities for both companies
●	Following closing, HeartCore expects to reduce production costs, transitioning from outsourcing to leveraging Sigmaways’ team
●	Shared corporate philosophy of putting the customers first

SAN FRANCISCO, CA and TOKYO, JAPAN – September 8, 2022 – HeartCore Enterprises, Inc., (“HeartCore” or the “Company”), a leading software development company, has signed a definitive agreement to acquire a 51% majority stake in privately-held Sigmaways, Inc. (“Sigmaways”), a software engineering service provider delivering IT solutions. Under the terms of the agreement, HeartCore is expected to acquire 51% of Sigmaways in a cash and stock transaction. The transaction is subject to customary closing conditions, including completion of a due diligence review by HeartCore. The agreement has been unanimously approved by the Board of Directors of both companies. Upon closing, the senior management team of Sigmaways will enter into long-term Employment Agreements and take an active leadership role in the combined business. Prakash Sadasivam, founder of Sigmaways, will join HeartCore’s Board of Directors following closing.

Following closing, HeartCore expects that its customers will be able to implement Sigmaways as an integration specialist firm for automation, web, and software solutions to expand their services and products for an enhanced client experience throughout the United States and globally. With a robust portfolio of services, solutions, and best-in-class engineering processes, Sigmaways’ 2021 unaudited revenues were $8.7 million. HeartCore expects that this transaction would reduce development costs across all existing HeartCore verticals through Sigmaways’ long-standing relationships and resources throughout India and Vietnam. Following closing, HeartCore’s clients and sales team would have even more tools for contextual, empathetic outreach to their contacts. In the field of automation, AI, and business process management, HeartCore believes the two companies are well aligned to augment primary sales processes for many of the nearly 800 enterprise companies that rely on HeartCore throughout Japan.

“HeartCore’s proposed majority stake acquisition of Sigmaways would expand its U.S. presence with a strong subsidiary expected to bring recurring revenues and an expectation of streamlined R&D expenses,” said HeartCore CEO, Sumitaka Kanno Yamamoto. “Sigmaways is a well-respected organization that has successfully proven its ability to utilize technology to help customers reach their business goals, which is on brand with our corporate philosophy and culture. We believe the B2B transaction ecosystem is on the cusp of a complete transformation, and that Sigmaways has the right vision and positioning to lead that change. Our team is thrilled to continue its work at the intersection of machine learning, language, and sales and we look forward to the closing of this acquisition, as we intend to fully capitalize on all the synergies hand in hand with the Sigmaways team.”

Prakash Sadasivam, founder of Sigmaways, added: “Our deep expertise as a system integrator in product engineering and technology solutions has helped clients turn IT into strategic assets through our digital advisory services. This collaboration will bring a network of IT Professionals to clients across multiple industries. Combined with HeartCore’s credentials, Sigmaways expects to expand into greater opportunities to deliver value to clients with digital innovation, managed services, staff augmentation, design, and Talent as a Service (“TaaS”) for enterprise customers in many economic sectors.”

HeartCore and Sigmaways’ corporate culture and commitment to digital transformation for their clients are well aligned. Each company’s proprietary technology and processes sift through millions of pieces of information each day to learn what’s happening with prospects and deliver information to sales engineers who implement new robotic processes, automation, and business process modeling. Savvy businesses are already incorporating automation into their daily routines, and sales teams that don’t embrace this technology risk being left behind. Automation technologies enable salespeople to automate manual processes like researching their prospective buyers and crafting personalized emails, giving representatives valuable time back to focus on closing the deal with their customers.

The closing is expected to occur in the fourth quarter of 2022.

About Sigmaways, Inc.

Sigmaways, Inc., founded in Fremont, CA in 2006, collaborates with software enterprises to deliver award-winning end-to-end digital transformation and through its fast-growing technology consulting services enables clients across the globe to stay ahead of the competitive curve. Digital transformation continues to be a priority with expedited demand in recent years for new business models, customer experiences, and a connected ecosystem.

About HeartCore Enterprises, Inc.

Headquartered in Tokyo, Japan, HeartCore Enterprises, Inc. is a leading software development company offering Software as a Service (SaaS) solutions to enterprise customers in Japan and worldwide. The Company also provides data analytics to create tailored web experiences for their enterprise clients. HeartCore’s customer experience management platform (CXM Platform) includes marketing, sales, service, and content management systems, as well as other tools and integrations, which enable companies to enhance the customer experience and drive engagement. HeartCore also operates a digital transformation business that provides customers with robotics process automation, process mining, and task mining to accelerate the digital transformation of enterprises. Additional information about the Company’s products and services is available at www.heartcore.co.jp and https://heartcore-enterprises.com/.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release are forward- looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks, and uncertainties are discussed in HeartCore’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond HeartCore’s control which could, and likely will materially affect actual results, and levels of activity, performance, or achievements. Any forward-looking statement reflects HeartCore’s current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. HeartCore assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The contents of any website referenced in this press release are not incorporated by reference herein.

HeartCore Investor Relations Contact:

Gateway Group, Inc.

Matt Glover and John Yi

HTCR@gatewayir.com

(949) 574-3860